Amendment as of January 8, 2013

SECTION 2. Number and Term of Holding Office. Subject to the rights, if any, of holders of preferred stock of the Corporation, the number of directors which shall constitute the whole Board shall consist of not less than three nor more than ten members, with the exact number of directors initially to be equal to six and thereafter to be fixed by the Board from time to time by a majority of the whole Board. The Board shall, by resolution passed by a majority of the Board, designate the directors to serve as initial Class I, Class II and Class III directors upon filing of the Certificate of Incorporation with the Secretary of State of the State of Delaware. Except as provided in Section 4 of this
Article III, directors shall be elected by a plurality of the votes cast at annual meetings of stockholders, and each director so elected shall hold office as provided by Article VIII of the Certificate of Incorporation. None of the directors need be stockholders of the Corporation. Other than William Hoover, Ralph Reins, and Carl Baasel, directors may not stand for re-election after reaching age 70.